Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Synaptics Incorporated

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-155582 and 333-219713), Form S-8 (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, 333-193470, and 333-214950) and Form S-4 (No. 333-115274) of Synaptics Incorporated, of our report dated December 23, 2016, relating to the consolidated financial statements of Conexant Systems, Inc. and Subsidiaries as of and for the year ended September 30, 2016, which appears in this Form 8-K.

/s/ BDO USA, LLP

Costa Mesa, California

October 10, 2017